Exhibit 99.1

Technology Flavors & Fragrances, Inc. Reports Third Quarter 2004 Financial
Results

     AMITYVILLE, N.Y.--(BUSINESS WIRE)--Nov. 12, 2004--Technology Flavors & Fragrances, Inc. (AMEX:TFF), a provider of more than 36,000 flavor and fragrance product formulations that are used to develop customized products used in more than 1,200 products sold by more than 500 customers worldwide, today announced its results of operations for the third quarter and nine-month period ended September 30, 2004.
     For the quarter, net sales increased to $4,073,000 from $4,041,000 for last year's comparable quarter. Gross margin, as a percentage of sales, decreased 1.9% to 36.7% for the current quarter of 2004 compared to the third quarter of 2003 due to higher manufacturing operating costs principally in packaging materials, operating supplies, insurance and outside contract services. As previously announced, the Company has undertaken an aggressive approach to support its planned growth by hiring senior level sales and research and development personnel and expanding its sales and marketing activities abroad, particularly with the Company's newly formed Brazilian joint venture. As a result, operating costs for the quarter increased to $1,854,000 for the quarter from $1,686,000 in last year's third quarter, while the benefits of the expanded sales and marketing efforts are expected to contribute revenues during 2005. Due principally to these added cost factors for 2004, the Company reported a net loss of $390,000, or $.03 per fully diluted share, as compared to a net loss of $170,000 in last year's third quarter, or $.01 per fully diluted share.
     For the nine-month period, net sales increased to $13,005,000 from $12,122,000 for the first nine months of 2003 due principally to higher volumes of existing flavor and fragrances sales and new product launches. Gross margin, as a percentage of sales, decreased 1.0% to 39.9% for the nine months compared to the first nine months of 2003. Total operating expenses, as part of the expanded and enhanced sales and marketing focus, increased to $5,376,000 from $4,940,000 for the first nine months last year. The Company reported a net loss of $345,000, or $.03 per fully diluted share, for the nine-month period as compared to a net loss of $143,000, or $.01 per fully diluted share, for the 2003 comparable period.
     Philip Rosner, Chairman and Chief Executive Officer of TFF, commented, "The Company initiated its comprehensive business expansion program at the beginning of 2004 with an investment in our business which should yield benefits during fiscal 2005, particularly from our newly formed Brazilian joint venture. While in the short term, this strategic program will cause increases in our operating costs without the immediate benefit of an incremental growth in revenues, we believe we will complete this endeavor a stronger Company, better positioned for consistent fundamentally sound performance."
     Mr. Rosner continued, "Our previous announcements related to the Brazilian joint venture and our recent expanded business relationship with The Hain Celestial Group, Inc. (Nasdaq: HAIN), coupled with our planned retooling of our manufacturing operations which should improve our gross margins, are all positive steps in the Company's overall strategy to increase sales and return the Company to consistent profitability on a going forward basis. We firmly believe we are setting the stage for substantial fundamental improvements with the strategic investments we have made in the last several months."
     Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products. TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."
     Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

     (CONSOLIDATED STATEMENTS OF OPERATIONS FOLLOW)


                 TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                             For the                  For the
                       three months ended        nine months ended
                          September 30,             September 30,
                   ------------------------ -------------------------
                        2004         2003         2004         2003
                   -----------  -----------  -----------  -----------

 Net sales         $ 4,072,990  $ 4,041,062  $13,005,049  $12,121,873
 Cost of sales       2,578,968    2,480,696    7,813,418    7,167,271
                   -----------  -----------  -----------  -----------

  Gross profit       1,494,022    1,560,366    5,191,631    4,954,602
                   -----------  -----------  -----------  -----------

 Operating
  expenses:
  Selling              743,932      745,960    2,386,814    2,291,700
  General and
   administrative      567,836      482,452    1,421,115    1,322,295
  Research and
   development         493,277      408,619    1,422,001    1,179,273
  Amortization          48,750       48,750      146,250      146,613
                   -----------  -----------  -----------  -----------

    Total operating
     expenses        1,853,795    1,685,781    5,376,180    4,939,881
                   -----------  -----------  -----------  -----------

 (Loss) income
  from operations     (359,773)    (125,415)    (184,549)      14,721
 Interest expense,
  net                  (52,604)     (38,809)    (158,883)    (135,704)
                   -----------  -----------  -----------  -----------

 Loss before
  taxes and
  minority
  interest            (412,377)    (164,224)    (343,432)    (120,983)
 Tax benefit
  (provision)           18,800       (6,000)      10,285      (21,733)
                   -----------  -----------  -----------  -----------

 Loss before
  minority
  interest            (393,577)    (170,224)    (333,147)    (142,716)

 Minority
  interest               3,732            -      (12,135)           -
                   -----------  -----------  -----------  -----------

 Net loss          $  (389,845) $  (170,224) $  (345,282) $  (142,716)
                   ===========  ===========  ===========  ===========

 Net loss per
  common share
  - basic and
     diluted       $      (.03) $      (.01) $      (.03) $      (.01)
                   ===========  ===========  ===========  ===========

 Weighted
  average
  common
  shares
  outstanding:
    Basic and
     diluted        12,793,773   12,793,773   12,793,773   12,793,773
                   ===========  ===========  ===========  ===========


     CONTACT: Technology Flavors & Fragrances, Inc.
              Joseph A. Gemmo, 631-842-7600, Ext. 301
              e-mail: gemmo@tffi.com
              website: www.tffi.com
              or
              At Alliance Advisors, Contact:
              Brett Maas, Alan Sheinwald
              914-244-0062
              e-mail: asheinwald@allianceadvisors.net